SHARE REPURCHASE AGREEMENT

This SHARE REPURCHASE AGREEMENT (this “Agreement”) is made as of March 12, 2025, by and between International Money Express, Inc., a Delaware corporation (the “Company”), and Latin-American Investment Holdings, Inc., a Florida corporation (the “Selling Stockholder”).
WITNESSETH:
WHEREAS, (i) the Selling Stockholder wishes to sell to the Company an aggregate of 100,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (ii) the Company wishes to purchase the Shares from the Selling Stockholder, in each case upon the terms and subject to the conditions hereinafter set forth; and
WHEREAS, after due consideration, the Audit Committee, pursuant the delegation of authority of the Board of Directors of the Company, has approved the transaction contemplated hereby.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01. Definitions. For purposes of this Agreement, the terms defined in the preamble have the respective meanings ascribed to them therein, and the following terms have the meanings set forth below:
“Action” means any action, suit, proceeding, claim, arbitration, litigation or investigation, at law or in equity, in each case by or before any Person.
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.
“Business Day” means any day other than Saturday, Sunday or any day on which the Commission or the Nasdaq Stock Market is closed due to public holiday.
“Commission” means the Securities and Exchange Commission.
“Control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting equity interests, as trustee or executor, by contract or otherwise.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, writ, decree, permit, license or other requirement or rule of law of any Governmental Authority.

“Lien” means any mortgage, lien, pledge, claim, charge, security interest, adverse claim, transfer restriction or encumbrance of any kind, other than restrictions under federal or state securities laws.
“Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to materially delay or prevent the consummation of the transaction contemplated by this Agreement.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, certificate of formation, bylaws, memorandum or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, Governmental Authority or any agency, instrumentality or political subdivision of any governmental entity, or any other entity or body.
“Purchase Price” means an amount per share equal to $13.30, which is equal to the last reported sale price of the Company’s common stock at closing as of March 10, 2025 ($13.65), less a discount of 2.6%.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
ARTICLE 2
PURCHASE AND SALE
Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, and in reliance on the representations, warranties and agreements set forth in this Agreement, at the Closing (defined below), (i) the Selling Stockholder shall sell, transfer and deliver the Shares to the Company, free and clear of all Liens and (ii) the Company shall purchase and acquire the Shares from the Selling Stockholder, in each case in exchange for the payment by the Company, pursuant to Section 2.02(a), of an amount equal to the product of the Purchase Price and the number of Shares being sold by the Selling Stockholder hereunder (such product, the “Aggregate Purchase Price”) to such Selling Stockholder on the Closing Date (defined below). The Selling Stockholder hereby acknowledges and agrees that receipt of the

Aggregate Purchase Price shall constitute complete satisfaction of all obligations or any other sums due to such Selling Stockholder with respect to repurchase of the Shares.
Section 2.02. Closing. The closing of the transaction contemplated hereby (the “Closing”) shall take place at the offices of the Company at 10:00 am ET on the third (3rd) Business Day following the date hereof or, if later, on such date and time as may be mutually agreed to by the Selling Stockholder and the Company after satisfaction or waiver of all conditions set forth in Article 5 (the “Closing Date”). At the Closing:
(a) The Company shall deliver to the Selling Stockholder such Selling Stockholder’s Aggregate Purchase Price by wire transfer of immediately available federal funds to an account designated by such Selling Stockholder.
(b) The Selling Stockholder shall (i) deliver to the Company an executed receipt for the Aggregate Purchase Price; (ii) cause the Shares to be electronically transferred to the Company’s account at the transfer agent for the Company; and (iii) furnish any other documents reasonably requested by the Company’s transfer agent in order to effect the transaction contemplated hereby. From and after the Closing, the Selling Stockholder shall have no further right or title to or interest in the Shares or any dividends, distributions, equity interests or other rights in respect thereof.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLING STOCKHOLDER
The Selling Stockholder represents and warrants to the Company as of the date of this Agreement and as of the Closing Date as follows:
Section 3.01. Existence; Authorization. Such Selling Stockholder is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, as applicable. Such Selling Stockholder has the requisite power and authority to enter into, execute and deliver this Agreement, to perform all of the obligations to be performed by it hereunder, and to consummate the transaction contemplated hereby. This Agreement has been duly authorized, executed and delivered by it, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding obligation of such Selling Stockholder, enforceable against it in accordance with its terms and conditions, except (i) as such enforcement is limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and (ii) for limitations imposed by general principles of equity.
Section 3.02. No Conflicts. None of the execution, delivery or performance by such Selling Stockholder of this Agreement, nor the consummation of the transaction contemplated hereby by such Selling Stockholder will conflict with, result in the breach of, constitute a default under or accelerate the performance required by the terms of: (i) any Organizational Document of such Selling Stockholder; (ii) any judgment, order writ, decree, permit or license of any court or government, governmental or regulatory agency to which such Selling Stockholder or its assets may be subject; (iii) any Law; (iv) any other contract, agreement, commitment or instrument to which such Selling Stockholder is a party or by which any of its assets are bound; or

(v) constitute an event which, with or without due notice, the passage of time or action by a third party, would result in any of the foregoing, except, with respect to clauses (ii) through (v), in any case where such conflict, breach, default or acceleration would not reasonably be expected to have a Material Adverse Effect. Assuming the accuracy of the representations and warranties set forth in Article 4, the execution and delivery of this Agreement by such Selling Stockholder and the performance and consummation of the transaction contemplated hereby do not require any registration, filing (except for filings pursuant to the Securities Exchange Act of 1934, as amended), qualification, consent, authorization or approval under any Law. Neither the execution and delivery of this Agreement nor the performance or consummation of the transaction contemplated hereby by such Selling Stockholder will result in the creation of any Lien upon any of the Shares.
Section 3.03. Ownership of Shares. Such Selling Stockholder owns all right, title and interest (legal and beneficial) in and to the Shares being sold by such Selling Stockholder hereunder. Upon the Closing, the Company will acquire marketable title to such Shares free and clear of all Liens other than any Liens created by the Company.

Section 3.04. Litigation. There is no Action pending or, to the knowledge of such Selling Stockholder, threatened in writing against such Selling Stockholder or its Affiliates which, if adversely determined, would prevent the consummation of the transaction contemplated by this Agreement. There is no Action by such Selling Stockholder pending or threatened against any other Person relating to the Shares owned by such Selling Stockholder.

Section 3.05. Sophistication of Selling Stockholder. Such Selling Stockholder (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the transaction contemplated by this Agreement. The Selling Stockholder has had the opportunity to ask questions and receive answers concerning the terms and conditions of such transaction as it has requested. The Selling Stockholder has received all information that it believes is necessary or appropriate in connection with the transaction contemplated by this Agreement. The Selling Stockholder acknowledges that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Selling Stockholder in this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Selling Stockholder, as of the date of this Agreement and as of the Closing Date as follows:
Section 4.01. Existence; Authorization. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite power and authority to enter into, execute and deliver this Agreement, to perform all of the obligations to be performed by it hereunder, and to consummate the transaction contemplated hereby. This Agreement has been duly authorized, executed and delivered by it, and, assuming due authorization, execution and delivery by the Selling Stockholder, this Agreement constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms and conditions, except (i) as such enforcement is limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and (ii) for limitations imposed by general principles of equity.
Section 4.02. No Conflicts. None of the execution, delivery or performance by the Company of this Agreement, nor the consummation of the transaction contemplated hereby by the Company will conflict with, result in the breach of, constitute a default under or accelerate the performance required by the terms of: (i) any Organizational Document of the Company; (ii) any judgment, order, writ, decree, permit or license of any court or government, governmental or regulatory agency to which the Company or its assets may be subject; (iii) any Law; (iv) any other contract, agreement, commitment or instrument to which the Company is a party or by which any of its assets are bound; or (v) constitute an event which, with or without due notice, the passage of time or action by a third party, would result in any of the foregoing, except, with respect to clauses (ii) through (v), in any case where such conflict, breach, default or acceleration would not reasonably be expected to have a Material Adverse Effect. Assuming the accuracy of the representations and warranties set forth in Article 3, the execution and delivery of this Agreement by the Company and the performance and consummation of the transaction contemplated hereby do not require any registration, filing (except for filings pursuant to the Securities Exchange Act of 1934, as amended), qualification, consent or approval under any such Law.
Section 4.03. Litigation. There is no Action pending, or to the knowledge of the Company, threatened against the Company or its Affiliates which, if adversely determined, would prevent the consummation of the transaction contemplated by this Agreement.
ARTICLE 5
CONDITIONS TO CLOSING
Section 5.01. Conditions to Obligation of the Company. The obligations of the Company to consummate the transaction contemplated by this Agreement at the Closing are subject to each of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Selling Stockholder contained in this Agreement shall be true and accurate as of the Closing Date.

(b) Legal Proceedings. No order of any nature issued by a court of competent jurisdiction restraining, prohibiting or affecting the consummation of the transaction contemplated by this Agreement (a “Court Order”) shall be in effect, and no claim, suit, action, investigation, inquiry or other proceedings by any Governmental Authority or other person (a “Governmental Proceeding”) shall be pending or threatened which questions the validity or legality of the transaction contemplated by this Agreement or prohibits the consummation of the Closing.

Section 5.02. Conditions to Obligation of the Selling Stockholder. The obligations of the Selling Stockholder to consummate the transaction contemplated by this Agreement at the Closing are subject to each of the following conditions:
(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and accurate as of the Closing Date.
(b) Legal Proceedings. No Court Order shall be in effect, and no Governmental Proceeding shall be pending or threatened which questions the validity or legality of the transaction contemplated by this Agreement or prohibits the consummation of the Closing.
ARTICLE 6
GENERAL PROVISIONS
Section 6.01. Termination.
(a) This Agreement may be terminated and the transaction contemplated by it abandoned before the Closing (i) pursuant to the mutual written consent of the Company and the Selling Stockholder at any time prior to the Closing, or (ii) upon prompt written notice by either the Company or the Selling Stockholder, if a Court Order shall be in effect or a Governmental Proceeding shall be pending or threatened which questions the validity or legality of the transaction contemplated by this Agreement or prohibits the consummation of the Closing.
(b) This Agreement may be terminated, by prompt written notice, by (i) the Selling Stockholder, if the Company is unable to take the action specified in Section 2.02(a) within five (5) Business Days following the date hereof, (ii) by the Company, if the Selling Stockholder is unable to take the actions specified in Section 2.02(b) within ten (10) Business Days following the date hereof, or (iii) by either party, if such other party is unable to fulfill the conditions to Closing, as set forth in Article 5, within ten (10) Business Days following the date hereof; provided, however, that no party may terminate this Agreement under this Section 6.01(b), if such party is otherwise unable to take the actions required or meet the conditions to Closing of such party under this Agreement.
(c) If this Agreement is terminated as permitted by Section 6.01(a) or Section 6.01(b) above prior to the Closing, then the Company shall have no further obligation to buy, and the Selling Stockholder shall have no further obligation to sell, any Shares. If this Agreement is terminated as permitted by Section 6.01(a) above prior to the Closing, no party to this Agreement shall have any liability or further obligation to any other party pursuant to this Agreement.
Section 6.02. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by the Selling Stockholder or the Company without the prior written consent of the Company or the Selling Stockholder, as the case may be, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement and all of its provisions shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

Section 6.03. No Broker. Except as previously disclosed to the other party, no party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transaction contemplated hereby.
Section 6.04. Amendment; Waiver. This Agreement may be amended or waived only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party or parties against whom the waiver is sought to be enforced. Any failure of the Company to comply with any obligation, agreement or condition under this Agreement may only be waived in writing by the Selling Stockholder, and any such failure by the Selling Stockholder may only be waived in writing by the Company, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by a party to take any action against any breach of this Agreement or default by the other party shall constitute a waiver of such party’s right to enforce any provision of this Agreement or to take any such action.
Section 6.05. Notice. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile or electronic mail to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Selling Stockholder:

Latin-American Investment Holdings, Inc.
1200 Brickell Avenue, Ste. 860
Miami, FL 33131
Attention: John B. Rincon
Email Address: john@johnrincon.com

To the Company:

International Money Express, Inc.
9100 South Dadeland Boulevard, Suite 1100
Miami, Florida 33156
Attention: Robert Lisy
Email Address: rlisy@intermexusa.com

With a copy to (which shall not constitute notice):

International Money Express, Inc.
9100 South Dadeland Boulevard, Suite 1100
Miami, Florida 33156
Attention: Legal Department
Email Address: Legal@IntermexUSA.Com

Section 6.06. Third Parties. Except as specifically set forth or referred to in this Agreement, nothing in this Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.
Section 6.07. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any conflicts of Laws principles which would result in the application of the Laws of any other jurisdiction. To the fullest extent permitted by Law, each party hereto waives any and all rights such party may have to a jury trial with respect to any dispute arising under this Agreement or the transaction contemplated hereby.
Section 6.08. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, term sheets, memoranda of understanding, letters of intent, representations or warranties, whether oral or written, by any party or any officer, employee or representative of any party.
Section 6.09. Further Assurances. Each of the Company and the Selling Stockholder shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.
Section 6.10. Survival of Representations and Warranties. Expect as expressly set forth in Section 6.01, all representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.
Section 6.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in the applicable jurisdiction, and this Agreement shall be reformed to the minimum extent necessary so that this Agreement may be construed and enforced in such jurisdiction to the maximum extent that such illegal or unenforceable provision may be enforced.

Section 6.12. Headings; Interpretation. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part of or affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.” Defined terms used in this Agreement shall have the same meaning whether defined or used herein in the singular or the plural, as the case may be. Each party hereto acknowledges that it has reviewed this Agreement prior to its execution and that changes were made to this Agreement based upon its comments. If any disputes arise with respect to the interpretation of any provision of this Agreement, the provision shall be deemed to have been drafted by all of the parties and shall not be construed against any party on the basis that the party was responsible for drafting that provision.

Section 6.13. Expenses. Each party shall bear its own expenses and fees in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.
Section 6.14. Counterparts. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and portable document format (.pdf) copies (including via DocuSign) of this Agreement shall have the same force and effect as an original.
[Signature Pages Follow]

Signature Page to Repurchase Agreement

IN WITNESS WHEREOF, this Share Repurchase Agreement is deemed executed as of the date first above written.

COMPANY:

INTERNATIONAL MONEY EXPRESS, INC.

By:	/s/ Andras Bende
Name:	Andras Bende
Title:	Chief Financial Officer

SELLING STOCKHOLDER:

LATIN-AMERICAN INVESTMENT HOLDINGS, INC.

By:	/s/ John B. Rincon
Name:	John B. Rincon
Title:	Authorized Signatory

Signature Page to Repurchase Agreement